EXHIBIT 10.28

CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”) is made and entered into effective as of the 1st day of November, 2004 (“Effective Date”), by and between Fiberstars, Inc., a California corporation having a place of business at 44259 Noble Drive, Fremont, California 94536 (“Fiberstars”), and Gensler Architecture, Design & Planning, P.C., a New York Professional Corporation, having a place of business at One Rockefeller Plaza, Suite 500, New York, New York 10020 (“Consultant”). The parties hereby agree as follows:

1.    Term of Agreement.  This Agreement shall be effective on the Effective Date and will continue in effect until December 15, 2007.

2.    Services.

(a)  Consultant agrees to perform the services (the “Services”) and in accordance with the specifications set forth on Exhibit A attached hereto (the “Services”). Consultant shall perform all Services in a professional and timely manner.

(b)  Unless otherwise specified on Exhibit A, Consultant shall provide the facilities, tools, equipment and materials necessary to perform the Services, at its own expense.

(c)  Approximately once each month, a representative of Fiberstars and Consultant will meet in person or by telephone, as mutually agreed, for a formal progress presentation, and discussion of possible resolution of any problems which have arisen. Additionally, Consultant will provide Fiberstars with verbal reports, written reports, or both, regarding the Services as reasonably requested by Fiberstars.

(d)  Consultant will, while working on Fiberstars’ premises, observe Fiberstars’ rules and policies relating to the security of, access to or use of such premises.

(e)  Consultant represents that all Services provided by Consultant under this Agreement comply, and in all cases will comply, with all applicable laws, regulations and rules.

(f)  Consultant represents that it has no outstanding agreement or obligation that is in conflict with any of the provisions of this Agreement, or that would preclude Consultant from performing its obligations hereunder, and further represents and warrants that it will not enter into any such conflicting agreement during the term of this Agreement.

3.    Fees; Expenses; Taxes.

(a)  Fiberstars will compensate Consultant according to the fee schedule set forth on Exhibit A for Services performed by Consultant under this Agreement.

(b)  The fee payable under this Agreement shall be construed to include local, state and federal sales, use, value-added, excise, personal property and all other taxes or duties, and all such taxes and duties shall be assumed and paid for by Consultant. Consultant shall be solely responsible for and shall make proper and timely payment of any taxes.

(c)  FIBERSTARS’ MAXIMUM AGGREGATE LIABILITY UNDER THIS AGREEMENT, AND ONLY THIS AGREEMENT, SHALL BE LIMITED TO THE SCHEDULED FEE, WHETHER LIABILITY IS ASSERTED IN CONTRACT, TORT OR OTHERWISE, AND IRRESPECTIVE OF WHETHER FIBERSTARS HAS BEEN ADVISED OF THE POSSIBILITY OF ANY SUCH LOSS OR DAMAGE. IN NO EVENT WILL FIBERSTARS BE LIABLE FOR ANY CONSEQUENTIAL, INCIDENTAL, EXEMPLARY OR OTHER INDIRECT DAMAGES OF ANY KIND.

4.    Independent Consultant Relationship.  Consultant and Fiberstars agree that no employment relationship is created by this Agreement. Fiberstars is interested only in the results to be achieved. Consultant is an independent contractor and no employee of Consultant will be considered an agent or common law employee of Fiberstars for any purpose by reason of this Agreement. Employees of Consultant are not entitled or eligible to receive any benefits that Fiberstars provides to its common law employees, including but not limited to, health insurance, life insurance, participation in Fiberstars’ stock option plan, or other similar benefits. Consultant will have no authority to enter into contracts that bind Fiberstars or create obligations on the part of Fiberstars without the prior written authorization of Fiberstars. Consultant represents and warrants that Consultant has obtained and, during the term of this Agreement, will maintain its own federal tax ID number and EIN. Within ten (10) days after the Effective Date, Consultant shall provide Fiberstars with a completed W 9 form. No FICA, FUTA or State unemployment taxes will be payable by Fiberstars on Consultant’s behalf or on behalf of its employees. If a business license is required in Consultant’s locality, Consultant shall secure such a license at Consultant’s expense, and shall provide Fiberstars with the date of issuance and license number.

5.    Consultant’s Insurance Obligations.  Consultant is solely responsible for securing and maintaining workers’ compensation and/or disability insurance, if legally required, for Consultant’s employees. Upon Fiberstars’ request, Consultant will provide Fiberstars with proof of Consultant’s workers’ compensation coverage. During the term of this Agreement, Consultant will maintain comprehensive general liability, automotive liability and other appropriate coverage. Such insurance shall have a combined single limit of not less than USD$2,000,000.

6.    Confidential Information.

(a)  “Confidential Information” shall mean (i) information relating to Fiberstars’ existing and future services and/or products, including, where appropriate and without limitation, works of authorship, proprietary technology, techniques, procedures, algorithms, trade secrets, discoveries, ideas, inventions (whether patentable or not), concepts, know-how, designs, schematics, specifications, drawings, diagrams, data, formulae, models, reports, studies, statistics, prototypes, computer programs, patent disclosures, patent applications, development or experimental work, formulae, engineering or test data, product specifications, product development plans, structures, methods and processes disclosed by Fiberstars to Consultant or obtained or created by Consultant through observation or examination of information or otherwise in connection with this Agreement; (ii) marketing information (including without limitation marketing strategies, customer lists and requirements and product prices); (iii) future product or service plans; (iv) financial information provided to Consultant by Fiberstars; (v) personnel information (including without limitation contractor or employee compensation); and (vi) other confidential business information. Confidential Information shall also include descriptions of the existence or progress of the above-described information.

(b)  At all times during this Agreement and at all times thereafter, Consultant will keep in strict confidence and trust all Confidential Information, and Consultant will not use, reproduce or disclose any Confidential Information without the written consent of Fiberstars, except as may be necessary in the ordinary course of performing Consultant’s duties under this Agreement. The foregoing obligations of Consultant shall continue until such time as the Confidential Information is publicly known, without fault on the part of Consultant.

(c)  Consultant recognizes that Fiberstars has received and in the future will receive information from third parties which is confidential and/or proprietary information subject to a duty on Fiberstars’ part to maintain the confidentiality of such information and to use it only for certain limited purposes. Consultant agrees that during the term of this Agreement and thereafter Consultant owes Fiberstars and such third parties a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it, except as necessary in carrying out Consultant’s work for Fiberstars and then only as consistent with Fiberstars’ agreement with the applicable third party, and not to use it for the benefit of anyone other than for Fiberstars or such third party consistent with Fiberstars’ agreement with such third party.

(d)  Consultant further acknowledges and agrees that the names, addresses and product specifications of Fiberstars’ customers constitute Confidential Information and that the sale or unauthorized use or disclosure of this or any other Confidential Information that Consultant obtains during the course of its providing Services for Fiberstars would constitute unfair competition with Fiberstars. Consultant promises not to engage in any unfair competition with Fiberstars either during the term of its providing Services for Fiberstars or at any time thereafter.

(e)  If Consultant is subject to legal, judicial or governmental proceedings requiring disclosure of Confidential Information, then, prior to any such disclosure, Consultant will provide Fiberstars with reasonable prior notice and an opportunity to obtain a protective order or confidential treatment of, or a confidentiality agreement with respect to, the Confidential Information.

(f)  All Fiberstars property, including, but not limited to, Confidential Information, reports, documents, data, records, equipment, video tapes, film and other tangible property, whether or not pertaining to Confidential Information, provided to Consultant by Fiberstars or produced by Consultant or others in connection with Consultant providing Services under this Agreement shall be and remain the sole property of Fiberstars and shall be returned promptly to Fiberstars as and when requested by Fiberstars.

(g)  Consultant must not use Fiberstars’ name or logo in any advertising nor as a reference for any promotional purposes without Fiberstars’ prior written consent.

(h)  Consultant reserves the right to approve all instances where Consultant’s name is suggested by Fiberstars for use in connection with Fiberstars’ business or products. Fiberstars will not use Consultant’s name or the names of Consultant’s directors, officers, employees or agents in advertisements, catalogs or other materials related to the Services or Fiberstars’ products without first obtaining Consultant’s written consent prior to publication of the specific material. In addition, regardless of whether Consultant consents to the use of its name with respect to a particular Fiberstars product or product line, Fiberstars will not represent or imply to others that Consultant or its directors, officers, employees or agents endorse, support or have any involvement with any of Fiberstars other products or product lines, goods or services. Consultant shall not to unreasonably withhold or delay its providing approval and/or consent after receipt of written request for the same from Fiberstars.

(i)  The parties acknowledge that (i) the restrictions and obligations contained in this Section 6 are reasonable and necessary to protect the parties’ legitimate interests; (ii) in the event of the other party’s violation of these restrictions or breach of these obligations, remedies at law will be inadequate and violation or breach may cause irreparable damages to the offended party within a short period of time; and (iii) the offended party will be entitled to injunctive relief, without posting bond or other security, against the other party for each and every violation or breach, provided the other party is given lawful notice of the proceeding and an opportunity to appear. The offended party shall be entitled to recover from the other party any costs or expenses incurred in obtaining relief against breach of this Agreement by the other party, including, but not limited to, legal fees and costs. Nothing in this Section shall be construed as prohibiting the offended party from pursuing any other remedies available to it for such breach or threatened breach, including recovery of damages from the other party. The generality of the foregoing notwithstanding, Consultant’s unreasonable delay or failure to provide the consent or approval contemplated pursuant to Section 6(h) above shall not support injunctive relief but shall be grounds for Fiberstars’ unilateral termination of this Agreement without limiting other remedies which may be available to it at law.

7.    Representations. Consultant hereby further represents and agrees as follows:

(a)  Consultant has and will continue to have the full right, power and authority to enter into this Agreement, to perform the terms and conditions of this Agreement, to grant the rights herein granted to Fiberstars, to make the representations and warranties contained herein, to otherwise perform hereunder, and to vest in Fiberstars all the rights as provided in this Agreement, free and clear of any and all claims, encumbrances, liens and rights of third parties.

8.    No Solicitation.  Consultant agrees that during the term of this Agreement and for a period of twelve months thereafter, Consultant will not either directly or indirectly solicit, induce, recruit or encourage any of Fiberstars’ employees or contractors to terminate their relationship with Fiberstars, or attempt to do any of the foregoing, either for Consultant or for any third party.

9.    Cumulative Remedies.  Any and all rights and remedies of Fiberstars upon Consultant’s breach of or default under this Agreement are cumulative with and not exclusive of any other right or remedy conferred by this Agreement or by law or equity on Fiberstars, and Fiberstars’ exercise of any one remedy will not preclude the exercise of any other.

10.    Assignment; Successors and Assigns.  The parties agree that this is a contract for Consultant’s personal services and cannot in any way be assumed or assigned by, or delegated to, any third party without Fiberstars’ prior express written permission. Any attempted assumption, assignment or delegation by Consultant without the required consent is void. With the consent of Consultant, which consent shall not be unreasonably delayed or withheld, Fiberstars may freely assign its rights, obligations and/or this Agreement. This Agreement inures to the benefit of permitted successors and assigns of Fiberstars, and is binding upon Consultant’s successors and assigns.

11.    Notices.  Any notice required or permitted to be given by either party under this Agreement will be in writing and will be personally delivered or sent by a reputable overnight mail service (e.g., Federal Express), or by first class mail (certified or registered), or by facsimile confirmed by first class mail (registered or certified), to the other party. Notices will be deemed effective (i) three (3) working days after deposit, postage prepaid, if mailed, (ii) the next day if sent by overnight mail, or (iii) the same day if sent by facsimile and confirmed as set forth above. A copy of any notice to Fiberstars will be sent to the following:

Fiberstars, Inc.	Gensler Architecture, Design & Planning PC
44259 Noble Drive	One Rockefeller Plaza, Suite 500
Fremont, CA 94536	New York, New York 10020
Attn: Chief Financial Officer	Attn. Chief Financial Officer
Fax: (510) 490-0947	Fax: (212) 492-1472

12.    Governing Law.  This Agreement and any action related thereto will be governed, controlled, interpreted and defined by and under the laws of the State of California and the United States, without regard to the conflicts of laws provisions thereof. The exclusive jurisdiction and venue of any action with respect to the subject matter of this Agreement will be the state courts of the State of California for the County of Santa Clara or the United States District Court for the Northern District of California and each of the parties hereto submits itself to the exclusive jurisdiction and venue of such courts for the purpose of any such action. The parties agree that service of process by US mail certified, to the last known address of a party, as provided or as changed in accordance with the provisions of this Agreement, shall be valid.

13.    Miscellaneous.  This Agreement supersedes and cancels any and all previous agreements of whatever nature between Fiberstars and Consultant with respect to the matters covered herein, including, without limitation, agreements reflected by correspondence between the parties and dated November 25, 2003 and November 26, 2003; for clarity, however, this Agreement is not intended to supercede, cancel, modify, alter or amend that written agreement between the parties dated March 14, 2003 and fashioned Agreement for Product Design Consulting Services for Task Light and General Office Light, including any written amendment thereof or addendum thereto. This Agreement constitutes the full, complete and exclusive agreement between Consultant and Fiberstars with respect to the subject matters herein. No modification or waiver of this Agreement, or any portion hereof, shall be valid unless made in writing and signed by the parties hereto. The failure of any party to require performance by another party of any provision of this Agreement shall in no way affect the full right to require such performance at any time thereafter. Should any provisions of this Agreement be found unenforceable, the remainder shall still be in effect. This Agreement has been negotiated by the parties and their respective attorneys, and the language of this Agreement shall not be construed for or against either party. The headings are not part of this Agreement. Either the original or copies, including facsimile transmissions, of this Agreement, may be executed in counterparts, each of which shall be an original as against any party whose signature appears on such counterpart and all of which together shall constitute one and the same instrument.

Accepted and Agreed:

CONSULTANT:	FIBERSTARS:

By: /s/ Joseph Brancato	By: /s/ David Ruckert

Print Name	Print Name

As Its: Managing Principal	As Its: President & CEO

EXHIBIT A

STATEMENT OF WORK

1.    GENERAL

This is a Statement of Work under the Consulting Agreement by and between Consultant, (“Consultant”) and Fiberstars (“Fiberstars”) dated November 1, 2004 (“Agreement”) and is subject to the terms and conditions of the Agreement.

2.    SUMMARY OF THE SERVICES

Consultant’s ongoing services:

•
Provide consulting services and assistance to Fiberstars with regard to the structure, policies and procedures of its marketing group as it relates to Fiberstars’ marketing to the design, real estate and procurement communities together with other sectors within the built environment;

•	Identify opportunities for Fiberstars to participate in trade shows, conferences and other forum which Consultant believes would be advantageous to Fiberstars’ marketing efforts;

•	Consult and advise on strategies to enhance Fiberstars’ image within the design and construction community as a preferred technology in support of sustainable design.

3.    FIBERSTARS REPRESENTATIVE

David Ruckert, Chief Executive Officer.

4.    FEE

Consultant’s sole fee (“Fee”) for Services shall be:

(i)    A one-time cash payment of $60,750 payable on or before December 15, 2004 for the Services provided through December 15, 2004; and,

(ii)    A one-time non-statutory option to acquire up to 75,000 shares of Fiberstars common stock (the “Option Award”), as follows:

(a)    Price: the per share exercise price for each option share under the Option Award shall be $6.57.

(b)    Vesting: the right to exercise options under Option Award shall be subject to equal annual vesting for so long as Consultant continues to provide Services as of the end of such one year period over the term of this Agreement with a vesting commencement date of December 15, 2004, such that 25,000 option shares shall be deemed vested and exercisable as of December 15, 2005, an additional 25,000 option shares shall be deemed vested and become exercisable as of December 15, 2006, and the remaining 25,000 shares shall be deemed vested and become exercisable as of December 15, 2007. Vesting shall terminate as of the date Consultant ceases to provide Services under the Agreement. Vested options shall be exercisable for up to 12 months after Consultant ceases to be a provider of Services under the Agreement. The foregoing notwithstanding (i) in the event that Consultant exercises its discretion pursuant to Section 12(a) of the Agreement to terminate the Agreement prior to its expiration in the absence of a breach by Fiberstars, Consultant’s right to exercise unexercised vested options shall immediately terminate effective with Consultant’s delivery to Fiberstars of notice of its intent to so terminate the Agreement, and (ii) in the event of a change of control of Fiberstars prior to the expiration or termination of this Agreement, all unvested option shares shall immediately vest.

(c)    Option Agreement. The Parties shall execute an option award agreement consistent with the foregoing and with each of Fiberstars’ standard form of non-statutory option agreement (as modified to conform herewith) and Fiberstars’ 2004 Stock Incentive Plan.

(iii)    An aggregate annual cash payment to be paid in quarterly installments of $12,500 in arrears for each of the calendar years 2005, 2006 and 2007.

The parties, through their authorized representatives, hereby agree to the terms of this Statement of Work.

CONSULTANT GENSLER	FIBERSTARS

By: /s/ Joseph Brancato	By: /s/ David Ruckert

Name:	Name:

Title: Managing Principal	Title: President & CEO

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